SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: November 10, 2004

FEDERATED DEPARTMENT STORES, INC.

7 West Seventh Street, Cincinnati, Ohio 45202 (513) 579-7000

-and-

151 West 34th Street, New York, New York 10001 (212) 494-1602

Delaware	1-13536	13-3324058
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

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Item 2.02	Results of Operations and Financial Condition.

On November 10, 2004, Federated Department Stores, Inc. ("Federated") issued a press release announcing Federated's financial condition and results of operations as of and for the 13 and 39 weeks ended October 30, 2004. The full text of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The press release referred to above contains a non-GAAP financial measure designated "cash flow before financing activities."  Management believes that cash flow before financing activities is a useful measure in evaluating Federated's ability to generate cash from operating and investing activities. Management believes that excluding cash flows from financing activities from the calculation of this measure is particularly useful where such financing activities are discretionary, as in the case of voluntary debt prepayments and share repurchases. However, the reader is cautioned that any non-GAAP financial measures provided by Federated are provided in addition to, and not as an alternative for, Federated's reported results prepared in accordance with GAAP. Certain items that may have a significant impact on Federated's financial position, results of operations and cash flows must be considered when assessing Federated's actual financial condition and performance regardless of whether these items are included in these non-GAAP financial measures. Additionally, the methods used by Federated to calculate its non-GAAP financial measures may differ significantly from methods used by other companies to compute similar measures. As a result, any non-GAAP financial measures provided by Federated may not be comparable to similar measures provided by other companies.

Item 9.01.	Financial Statements and Exhibits.

	(c)	Exhibits

		99.1	Press Release of Federated dated November 10, 2004.

FEDERATED DEPARTMENT STORES, INC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FEDERATED DEPARTMENT STORES, INC.

Dated: November 10, 2004	By: /s/ Dennis J. Broderick
Name: Dennis J. Broderick
Title: Senior Vice President, General Counsel and Secretary

Exhibit 99.1

Contacts:
Media - Carol Sanger
513/579-7764
Investor - Susan Robinson
513/579-7780

FOR IMMEDIATE RELEASE

FEDERATED 3Q EARNINGS EXCEED EXPECTATIONS

     CINCINNATI, OHIO, November 10, 2004 - Federated Department Stores, Inc. today reported diluted earnings per share of 42 cents for the third quarter of 2004. This compared to diluted earnings per share of 36 cents in the same 13-week period last year.

For the first three quarters of 2004, Federated reported diluted earnings per share of $1.38, compared to $1.25 a share in the same period of 2003.

Terry J. Lundgren, Federated's chairman, president and chief executive officer, said the company was very pleased to have achieved an earnings performance in the quarter that exceeded expectations.

      "The stronger trend we saw in October in markets across the country was encouraging. We also experienced a post-hurricane sales recovery in Florida, although not enough to offset the negative impact in September," Lundgren said.

Sales

     Sales in the third quarter totaled $3.491 billion, an increase of 0.2 percent compared to sales of $3.486 billion in the same period last year. On a same-store basis, Federated's third quarter sales were up 0.4 percent.

     For the year to date, Federated's sales totaled $10.556 billion, an increase of 3.4 percent from sales of $10.211 billion in the same period last year. On a same-store basis, Federated's sales for the first 39 weeks of 2004 also were up 3.4 percent.

New stores opened in the third quarter included a Rich's-Macy's at Arbor Place Mall in Douglasville, GA, and a Macy's in Rancho Cucamonga, CA.

Operating Income

     Federated's operating income totaled $175 million or 5.0 percent of sales for the quarter ended October 30, 2004, compared to operating income of $173 million or 5.0 percent of sales for the same period last year.

The company's operating income for the first 39 weeks of 2004 was $637 million or 6.0 percent of sales, compared to $583 million or 5.7 percent of sales in the same period of 2003.

     Federated's operating income includes store closing, centralization and consolidation costs of $36 million in the third quarter this year, compared to $29 million for the same period last year. On a year-to-date basis, store closing, centralization and consolidation costs amounted to $86 million this year, compared to $47 million for the same period last year.

Cash Flow

     Cash flow from operating activities was $381 million in the first three quarters of 2004, compared to $630 million in the same period last year. Last year's cash flow from operating activities benefited from lower income tax payments, reflecting the use of Fingerhut net operating losses. After investing activities of $324 million for the first three quarters this year and $356 million for the first three quarters last year, cash flow before financing activities was $57 million compared to $274 million in the same period last year.

The company used $336 million to repurchase 7.4 million shares of Federated common stock in the third quarter.

Fourth Quarter Expectations

     Federated reaffirmed its earnings expectations for the fourth quarter of fiscal 2004 of $2.45-$2.55 a share. The company anticipates same-store sales for the fourth quarter to increase 1.5 to 3 percent. Federated is anticipating that November same-store sales will be flat to up 2 percent, while December will benefit from having two extra pre-Christmas shopping days this year, resulting in an anticipated same-store sales increase of 1 to 3 percent.

     Federated, with corporate offices in Cincinnati and New York, is one of the nation's leading department store retailers, with annual sales of more than $15.2 billion. Federated operates more than 450 stores in 34 states, Guam and Puerto Rico under the names of Macy's, Bloomingdale's, Bon-Macy's, Burdines-Macy's, Goldsmith's-Macy's, Lazarus-Macy's and Rich's-Macy's. The company also operates macys.com and Bloomingdale's By Mail.

     This release contains certain forward-looking statements that reflect current views of the financial performance and future events of Federated. The words "expect," "plan," "think," "believe" and other similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties. Future results of the operations of Federated could differ materially from historical results or current expectations because of a variety of factors that affect the company, including transaction costs associated with the renovation, conversion and transitioning of company retail stores in regional markets; the outcome and timing of sales and leasing in conjunction with the disposition of company retail store properties; the retention, reintegration and transitioning of displaced company employees; competitive pressures from department and specialty stores, general merchandise stores, manufacturers' outlets, off-price and discount stores, and all other retail channels; and general consumer-spending levels, including the impact of the availability and level of consumer debt, and the effects of weather.

     (NOTE: Additional information on Federated is available on the Internet at www.fds.com/pressroom. A webcast of Federated's third quarter earnings call with analysts will be held beginning at 10:30 a.m. on Wednesday, November 10. Pre-registration is requested. Those unable to access the webcast may call 1-800-347-3350 to listen to the audio in real time. The webcast will be archived for replay beginning approximately two hours after the conclusion of the live call.)

FEDERATED DEPARTMENT STORES, INC.

Consolidated Statements of Income (Unaudited) (Note 1)

(All amounts in millions except percentages and per share figures)
	13 Weeks Ended		39 Weeks Ended
	October 30,	November 1,	October 30,	November 1,
	2004	2003	2004	2003

Net sales	$ 3,491	$ 3,486	$ 10,556	$ 10,211

Cost of sales (Note 2)	2,100	2,091	6,296	6,118

Percent to sales	60.2%	60.0%	59.6%	59.9%

Gross margin	1,391	1,395	4,260	4,093
Percent to sales	39.8%	40.0%	40.4%	40.1%

Selling, general and administrative expenses (Note 3)	1,216	1,222	3,623	3,510

Percent to sales	34.8%	35.0%	34.4%	34.4%

Operating income	175	173	637	583

Percent to sales	5.0%	5.0%	6.0%	5.7%

Interest expense - net (Note 4)	(55)	(61)	(234)	(196)

Income before income taxes	120	112	403	387

Federal, state and local income tax expense	(46)	(45)	(154)	(154)

Net Income	$ 74	$ 67	$ 249	$ 233

Basic Earnings per Share	$ .43	$ .37	$ 1.41	$ 1.26

Diluted Earnings per Share (Note 5)	$ .42	$ .36	$ 1.38	$ 1.25

Average common shares:
Basic	172.0	182.6	177.2	185.8
Diluted	174.4	185.7	180.2	187.5

Depreciation and amortization expense	$ 178	$ 176	$ 533	$ 529

FEDERATED DEPARTMENT STORES, INC.

Consolidated Statements of Income (Unaudited) (Note 1)

Notes:

(1)  Because of the seasonal nature of the retail business, the results of operations for the 13 and 39 weeks ended October 30, 2004 and November 1, 2003 (which do not include the Christmas season) are not necessarily indicative of such results for the fiscal year.

(2)  Merchandise inventories are primarily valued at the lower of cost or market using the last-in, first-out (LIFO) retail inventory method. Application of this method did not impact cost of sales for the 13 and 39 weeks ended October 30, 2004 or November 1, 2003. For the 13 weeks ended October 30, 2004, cost of sales includes inventory valuation adjustments of $14 million related to the Macy's home store centralization. For the 39 weeks ended October 30, 2004, cost of sales includes inventory valuation adjustments of $31 million (including $26 million related to the Macy's home store centralization and $5 million related to the Burdines-Macy's consolidation).

(3)  Selling, general and administrative ("SGandA") expenses include costs and expenses related to the Rich's-Macy's and Burdines-Macy's consolidations, centralizing the Macy's home store business and other store closings. For the 13 weeks ended October 30, 2004, SGandA expenses include store closing and consolidation costs of $22 million, including Macy's home store centralization costs of $7 million and Burdines-Macy's consolidation costs of $5 million. For the 39 weeks ended October 30, 2004, SGandA expenses include store closing and consolidation costs of $55 million, including Macy's home store centralization costs of $26 million and Burdines-Macy's consolidation costs of $10 million. For the 13 weeks ended November 1, 2003, SGandA expenses include store closing and consolidation costs of $29 million, including $7 million related to the Rich's-Macy's consolidation. For the 39 weeks ended November 1, 2003, SGandA expenses include store closing and consolidation costs of $47 million, including $20 million related to the Rich's-Macy's consolidation.

(4)  Interest expense for the 39 weeks ended October 30, 2004 includes $59 million of one-time costs, or 20 cents a diluted share, associated with the repurchase of $274 million of Federated's 8.5% senior notes due 2010.

(5)  For the 13 and 39 weeks ended October 30, 2004, store closing and consolidation costs and Macy's home store centralization costs (See notes 2 and 3) amounted to $.13 and $.30 per diluted share, respectively. For the 13 and 39 weeks ended November 1, 2003, store closing and consolidation costs (See note 3) amounted to $.09 and $.15 per diluted share, respectively.

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FEDERATED DEPARTMENT STORES, INC

Consolidated Balance Sheets (Unaudited)

(millions)

	October 30,	January 31,	November 1,
	2004	2004	2003
ASSETS:
Current Assets:
Cash	$ 212	$ 925	$ 227
Accounts receivable	3,147	3,213	2,906
Merchandise inventories	4,259	3,215	4,403
Supplies and prepaid expenses	117	99	113
Deferred income tax assets	-	-	14
Total Current Assets	7,735	7,452	7,663

Property and Equipment - net	5,974	6,174	6,170
Goodwill	262	262	262
Other Intangible Assets - net	378	378	378
Other Assets	275	284	277

Total Assets	$14,624	$14,550	$14,750

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current Liabilities:
Short-term debt	$ 845	$ 908	$ 839
Accounts payable and accrued liabilities	3,369	2,613	3,414
Income taxes	162	362	115
Total current liabilities	4,376	3,883	4,368

Long-Term Debt	3,038	3,151	3,152
Deferred Income Taxes	1,057	998	1,038
Other Liabilities	605	578	642
Shareholders' Equity	5,548	5,940	5,550

Total Liabilities and Shareholders' Equity	$14,624	$14,550	$14,750

FEDERATED DEPARTMENT STORES, INC.

Consolidated Statements of Cash Flows (Unaudited)

(millions)
	39 Weeks Ended October 30, 2004	39 Weeks Ended November 1, 2003
Cash flows from operating activities:
Net income	$ 249	$ 233
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	531	526
Amortization of financing costs	5	2
Amortization of unearned restricted stock	2	3
Changes in assets and liabilities:
Decrease in accounts receivable	54	44
Increase in merchandise inventories	(1,044)	(1,044)
(Increase) decrease in supplies and prepaid expenses	(18)	11
Increase in other assets not separately identified	-	(1)
Increase in accounts payable and accrued liabilities not separately identified	712	803
Increase (decrease) in current income taxes	(198)	44
Increase in deferred income taxes	61	35
Increase (decrease) in other liabilities not separately identified	27	(26)
Net cash provided by operating activities	381	630

Cash flows from investing activities:
Purchase of property and equipment	(316)	(313)
Capitalized software	(59)	(46)
Collection of notes receivable	30	-
Disposition of property and equipment	21	3
Net cash used by investing activities	(324)	(356)

Cash flows from financing activities:
Debt issued	189	96
Debt repaid	(364)	(456)
Dividends paid	(70)	(46)
Increase in outstanding checks	26	24
Acquisition of treasury stock	(689)	(485)
Issuance of common stock	138	104
Net cash used by financing activities	(770)	(763)

Net decrease in cash	(713)	(489)
Cash at beginning of period	925	716

Cash at end of period	$ 212	$ 227